UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 26, 2011
Date of Report (Date of earliest event reported)

GTJ REIT, INC.
(Exact name of registrant as specified in its Charter)

Maryland	0001368757	20-5188065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Merrick Road
Lynbrook, NY 11563
(Address of principal executive offices) (Zip Code)

(516) 881-3535
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Definitive Material Agreement.

On August 26, 2011 (the “Closing Date”), GTJ REIT, Inc. (the “Company”) and Manufacturers and Traders Trust Company (“M&T”) entered into a certain credit agreement (the “Credit Agreement”).  The Credit Agreement provides for, among other things, a $10 million revolving credit facility (the “Revolver”).  The Revolver is available to the Company to be used for Permitted Acquisitions (as defined in the Credit Agreement) and for general working capital and other corporate purposes. The maturity date for the Revolver is August 26, 2014.

Borrowings under the Revolver bear interest, at the Borrower’s option, at either: (i) the M&T’s prime rate plus 2.0% or (ii) the London Interbank Offered Rate (“LIBOR”) plus 3.5% which is subject to a minimum rate of 4.0%.

The obligations under the Revolver are guaranteed by Farm Springs Road, LLC, a wholly-owned subsidiary of the Company (“Farm Springs”).  The guaranty of Farm Springs is secured by a first priority mortgage lien and security interest on real property owned by Farm Springs and located at 8 Farm Springs Road, Farmington, Connecticut, as more specifically described in that certain Open-End Mortgage Agreement, dated as of August 26, 2011, and that certain General Assignment of Rents, dated as of August 26, 2011, by and between M&T and the Company.

The Credit Agreement requires that the Company satisfy certain financial covenants, including: (i) minimum Net Worth, (ii) Fixed Charge Coverage Ratio, (iii) Leverage Ratio  and (iv) Liquidity all as defined in the Credit Agreement, and other restrictions and covenants that are usual and customary in agreements of this type.

As a condition to M&T entering into the Credit Agreement, the Company agreed to indemnify M&T against certain claims pursuant to that certain Environmental Compliance and Indemnification Agreement, dated as of August 26, 2011.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 above is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2011	GTJ REIT, INC.

By: /s/ David J. Oplanich
David J. Oplanich
Chief Financial Officer